UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

VCG Holding Corp.

(Exact name of registrant as specified in its charter)

Colorado	001-32208	84-1157022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

390 Union Boulevard, Suite 540 Lakewood, Colorado	80228
(Address of Principal Executive Offices)	(Zip Code)

(303) 934-2424

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2008, VCG Holding Corp. (the “Company”) entered into five-year employment agreements with Troy Lowrie, the Company’s Chairman of the Board, Chief Executive Officer and a Director (the “Lowrie Employment Agreement”), and Micheal Ocello, the Company’s President, Chief Operating Officer and a Director (the “Ocello Employment Agreement”). The Lowrie Employment Agreement and the Ocello Employment Agreement are sometimes collectively referred to herein as the “Employment Agreements”. The Lowrie Employment Agreement and the Ocello Employment Agreement, as more fully described below, are substantially similar.

The Employment Agreements provide for an annual base salary payable to each officer of $700,000, subject to review at least every 24 months and potential upward adjustments as determined by the Company’s Board of Directors (the “Board”). In addition, bonuses, if any, are payable at the discretion of the Company’s Board. Each officer is entitled to certain benefits such as health, dental, disability, long term care, paid time off, use of a leased automobile and other fringe benefits as well as participation in the Company’s incentive, savings, retirement, profit sharing, perquisites and other programs, as approved by the Company’s Board. The Employment Agreements are automatically renewable for one additional five-year period unless either party provides written notice that the Employment Agreement shall not be extended and renewed. In the event that the Company does not renew the initial term of an officer’s Employment Agreement, the Company is required to pay the officer severance in an amount equal to three times the sum of the officer’s base salary in effect upon termination of the Employment Agreement plus an amount equal to the highest bonus the officer received in the three years before termination, if any.

Pursuant to the terms of the Employment Agreements, if an officer’s employment is terminated by reason of such officer’s “death” or “disability” (as such term is defined in the Employment Agreements), the Company will continue paying the officer’s base salary plus an amount equal to the highest bonus the officer received in the three years before termination, if any, for a period of one year following such termination. In addition, health insurance coverage for the officer and his family will continue for three years following such termination. In the event that an officer’s employment is terminated as a result of the officer’s “disability”, the Company will also pay certain amounts in respect of the officer’s disability benefits and long-term care policy as more fully described in the Employment Agreements. If an officer’s employment is terminated for “cause” or without “good reason” (as such terms are defined in the Employment Agreements), the Company will pay the officer his base salary through the date of termination and will have no further obligations to the officer. Each officer has the right to terminate the Employment Agreement for “good reason” within nine months following a “change of control” (as such term is defined in the Employment Agreements) of the Company.

If the Company terminates an officer’s employment other than for “cause,” “death,” or “disability,” or an officer terminates his employment for “good reason,” the officer will be entitled to a severance payment equal to three times the sum of the officer’s base salary in effect upon termination plus an amount equal to the highest bonus the officer received in the three years before termination, if any. In addition, health insurance and disability benefits will be paid by the Company for three years (or until such earlier time that the officer accepts other employment) following such termination of employment and certain outstanding but unvested options held by the officer at the time of termination, if any, will become immediately vested and exercisable for a period of 180 days following such termination.

The Employment Agreements provide that during the employment period and for one year following the termination of the Employment Agreement by the Company with “cause” or by the officer without “good reason,” each officer may not compete with the Company within a 25 mile radius of any nightclub owned or operated by the Company or any of its affiliates. The Employment Agreements also contain customary confidentiality, non-solicitation and non-disparagement covenants.

Further, the Employment Agreements provide that if an officer’s employment is terminated for any reason, the Company shall, at the officer’s election, promptly pay all outstanding debt owed to the officer and his family or issue to the officer, with his approval, the number of shares of the Company’s common stock determined by dividing (a) the outstanding principal and interest owed to the officer by (b) 50% of the last sale price of the Company’s common stock on the date of termination.

Finally, the Lowrie Employment Agreement provides that if Mr. Lowrie’s employment is terminated for any reason, the Company must also take all necessary steps to remove Mr. Lowrie as a guarantor of any Company (or its affiliates) obligations to any third party. In the event that the Company is not successful in doing so, the Company must pay to Mr. Lowrie a cash amount equal to 5% per year of the aggregate amount he is continuously guaranteeing until such time as Mr. Lowrie no longer guarantees the obligations.

The Company has attached hereto as Exhibits 10.86 and 10.87 copies of the Employment Agreements. The foregoing summary is qualified in its entirety by the contents of the Employment Agreements.

Item 9.01	Exhibits

Exhibit No.	Description

10.86	Employment Agreement between VCG Holding Corp. and Troy Lowrie

10.87	Employment Agreement between VCG Holding Corp. and Micheal Ocello

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORP.

Date: December 8, 2008	By:	/s/ COURTNEY COWGILL
Courtney Cowgill
Chief Financial Officer